Exhibit 99.1

NEWS FROM		Precision Castparts Corp.
	4650 S. W. Macadam Ave. Suite 400 Portland, OR 97239	CONTACT: Dwight Weber (503) 946-4855
	Telephone (503) 946-4800	Web Site: http://www.precast.com

PRECISION CASTPARTS CORP. CONTINUES TO EFFECTIVELY LEVERAGE

ITS MANUFACTURING OPERATIONS IN THE THIRD QUARTER OF FISCAL 2009

•	Consolidated segment operating income margin of 23.2 percent

•	EPS from continuing operations of $1.69, including $0.05 of restructuring charges

•	Total debt of $312 million and cash of $277 million

•	Sales impact of approximately $129 million due to Boeing strike

•	Completed acquisition of Airdrome, Fatigue Technology, and Hackney Ladish

PORTLAND, Oregon – January 20, 2009 – Precision Castparts Corp. (NYSE: PCP) improved year-over-year operating margins in the third quarter of fiscal 2009, overcoming an extended Boeing strike and weakening global economies.

Third Quarter Fiscal 2009 Highlights

Total sales for Precision Castparts Corp. (PCC) were $1,614.7 million in the third quarter of fiscal 2009, compared to total sales of $1,668.2 million a year ago. Current quarter sales in the Investment Cast Products and Forged Products segments were significantly impacted by the lengthy Boeing strike, with a lesser impact in the Fastener Products segment. While Boeing aircraft production rates are resuming, PCC does not expect recovery to pre-strike levels in its fiscal fourth quarter.

Consolidated segment operating income in the third quarter of fiscal 2009 was $374.6 million, or 23.2 percent of sales, versus $371.9 million, or 22.3 percent of sales in the third quarter of fiscal 2008, overcoming the lost leverage from the Boeing strike. Net income from continuing operations totaled $236.8 million, or $1.69 per share (diluted, based on 140.3 million shares outstanding), for the third quarter of fiscal 2009, which includes $0.05 per share (diluted) related to restructuring and asset impairment charges. Net income from continuing operations was $241.2 million, or $1.72 per share (diluted, based on 140.4 million shares outstanding), during the same period a year ago.

PCC took a tax-effected restructuring and asset impairment charge of $7.9 million, primarily associated with severance costs, during the quarter. The Company had been hiring for substantial aerospace growth into fiscal 2010, whereas future demand appears to be flattening out, particularly in the casting and forging aerospace businesses.

Including discontinued operations, net income was $1.70 per share (diluted). The continued non-core nature of two automotive fastener operations, coupled with a further erosion in the U.S. automotive market, drove PCC’s decision to reclassify these two businesses as discontinued operations during the quarter.

In the third quarter of fiscal 2009, PCC closed on three acquisitions: Airdrome, Fatigue Technology, and Hackney Ladish. Airdrome and Fatigue Technology now operate as Fastener Products businesses, while Hackney Ladish has been incorporated into the Forged Products segment. Sales and operating income for these operations from the dates of acquisition are included in this quarter’s results.

Investment Cast Products. Total sales for Investment Cast Products increased to $541.5 million in the third quarter of fiscal 2009, versus sales of $540.9 million a year ago. Operating income also improved in the same period, reaching $135.8 million, or 25.1 percent of sales during the third quarter, versus operating income of $131.6 million, or 24.3 percent of sales in the third quarter of fiscal 2008. The segment’s third quarter sales include contractual material pass-through pricing of approximately $18.1 million, compared to approximately $22.2 million during the same period a year ago. A steady improvement in industrial gas turbine (IGT) sales helped to offset reduced sales of approximately $73 million during the quarter due to the Boeing strike. The new IGT plant in Painesville, Ohio, reached completion on time and on budget and is ramping up into production in the fourth quarter.

Forged Products. Forged Products’ sales totaled $702.8 million in the third quarter of fiscal 2009, versus sales of $771.6 million last year. These third quarter sales results include a reduction of approximately $48 million related to the Boeing strike; contractual material pass-through pricing of $75.1 million, compared to $90.2 million a year ago; and a year-over-year decrease in selling prices of external alloy sales combined with increased internal sales from Forged Products’ three primary mills of approximately $75 million. Segment operating income margins improved to 22.0 percent of sales, or $154.8 million this quarter, compared to 21.9 percent of sales, or $169.1 million, in the third quarter of fiscal 2008. The segment focused on steady improvements in productivity, yields, material utilization, scrap, and other key production metrics to overcome the significant downturn in sales. In the fourth quarter, the headwinds from the Boeing strike are expected to continue, as well as the lost leverage and inefficiencies related to the 29,000-ton press in Houston, which should be back on line at the beginning of the first quarter of fiscal 2010.

Fastener Products. Fastener Products grew segment sales by 4.1 percent year over year, with sales of $370.4 million in the third quarter of fiscal 2009, versus sales of $355.7 million in the same period a year ago. The Boeing strike accounted for a decrease of approximately $8 million in sales. Operating income improved by 13.1 percent, totaling $109.4 million, or 29.5 percent of sales, in the quarter, compared to operating income of $96.7 million, or 27.2 percent of sales, in last year’s third quarter. Including the addition of Airdrome and Fatigue Technology during the quarter, Fastener Products’ aerospace fastener sales increased approximately 11.4 percent year over year, due to its increased market presence and a sizeable backlog. Further weakness in general industrial markets negatively impacted the segment’s overall operational performance.

“This quarter provided significant challenges that we stepped up to and faced head on,” said Mark Donegan, chairman and chief executive officer of Precision Castparts Corp. “We faced a two-month Boeing strike, the failure of one of our most crucial forging presses, and a strong increase in the value of the dollar relative to our international businesses. Our manufacturing teams responded to these crises and did what this company excels at: focusing the factories on the daily operations and driving never-ending improvements from every operation. As a result, despite these challenges, we were able to improve our operating margins year over year.

“Going forward, PCC will continue to attack all opportunities to extract the best possible performance out of our plants worldwide,” Donegan said. “Commercial aircraft build rates appear to be flattening out, and that will certainly have an impact on our rate of top-line growth going forward. At the same time, sales in the IGT, seamless pipe, and non-aerospace nickel alloy continue to show moderate growth. Even in such a relatively flat environment, this Company has the personnel, the commitment, the discipline, and the tools to increase operating margins. We continue to see opportunities throughout our operations in productivity, in yields, in reduced scrap and rework, in inventory – everywhere.

“Our fourth quarter includes four additional manufacturing days, with the associated leverage and further cost takeout opportunities,” Donegan said. “Otherwise, the fourth quarter looks very similar to the one we just completed. We will continue to be adversely affected by the Boeing strike, with a state of normalcy probably not returning until the first quarter of fiscal 2010. In addition, we’ll be faced with the full effects of the Houston press outage, including further production inefficiencies, requalification costs at other Wyman-Gordon facilities, and lost leverage. The good news is that we are on track to have this vital press back up and running by the end of the fiscal year. In addition to other growth opportunities over the next year, we are looking forward to ramping up for Boeing 787 production, which will begin six to nine months in advance of initial aircraft deliveries.

“We are also excited to add three new businesses to the Company – Airdrome, Fatigue Technology, and Hackney Ladish,” Donegan said. “Each of these businesses enhances our product offerings and will enable us to grow our market presence. Our healthy balance sheet will allow us to continue this strategy going forward and to attack other areas of growth.”

PCC’s debt balance was $312.3 million at the end of the third quarter of fiscal 2009, and cash totaled $276.9 million. PCC’s debt to total capitalization is now 6.3 percent.

Precision Castparts is hosting a conference call to discuss the above financial results today at 7:00 a.m. Pacific Standard Time. The dial-in information for audio access is (800) 776-0420 or (913) 312.0850, Access Code: 3843315. Dial *O for technical assistance with dial-in access.

Individuals interested in monitoring the webcast should paste the following address into their browser for access to the live conference link: http://www.investorcalendar.com/IC/CEPage.asp?ID=137999. Access can also be gained through Precision Castparts Corp.’s corporate website: http://www.precast.com/PCC/CorpPres.html.

Following the conference call, you may replay the conference by calling (888) 203-1112 or (719) 457-0820. The replay passcode is 3843315.

Precision Castparts Corp. is a worldwide, diversified manufacturer of complex metal components and products. It serves the aerospace, power generation, automotive, and general industrial and other markets. PCC is the market leader in manufacturing large, complex structural investment castings, airfoil castings, and forged components used in jet aircraft engines and industrial gas turbines. The Company is also a leading producer of highly engineered, critical fasteners for aerospace, automotive, and other markets and supplies metal alloys and other materials to the casting and forging industry.

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Information included within this press release describing projected growth and future results and events constitutes forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results in future periods may differ materially from the forward-looking statements because of a number of risks and uncertainties, including but not limited to fluctuations in the aerospace, power generation, general industrial and automotive cycles; the relative success of the Company’s entry into new markets; competitive pricing; the financial viability of the Company’s significant customers; the impact on the Company of customer labor disputes; the availability and cost of materials, energy, supplies, insurance, and pension benefits; equipment failures; relations with the Company’s employees; the Company’s ability to manage its operating costs and to integrate acquired businesses in an effective manner; governmental regulations and environmental matters; risks associated with international operations and world economies; the relative stability of certain foreign currencies; and implementation of new technologies and process improvement. Any forward-looking statements should be considered in light of these factors. The Company undertakes no obligation to publicly release any forward-looking information to reflect anticipated or unanticipated events or circumstances after the date of this document.

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Precision Castparts Corp.’s press releases are available on the Internet at GlobeNewswire’s website – http://www.globenewswire.com or PCC’s home page at http://www.precast.com.

PRECISION CASTPARTS CORP.

SUMMARY OF RESULTS 1

(Unaudited; in millions, except per share data)

	Three Months Ended		Nine Months Ended
	December 28, 2008	December 30, 2007	December 28, 2008	December 30, 2007
Net sales	$1,614.7	$1,668.2	$5,223.5	$4,983.5
Cost of goods sold	1,146.9	1,207.4	3,732.6	3,624.7
Selling and administrative expenses	93.2	88.9	290.4	273.5
Restructuring and impairment [2]	11.8	—	11.8	—
Interest expense	4.4	11.4	13.9	40.4
Interest income	(2.4)	(1.3)	(6.9)	(4.1)

Income before income taxes and minority interest	360.8	361.8	1,181.7	1,049.0
Provision for income taxes	124.0	120.3	406.2	353.1
Minority interest in net earnings of consolidated entities	—	(0.3)	(0.4)	(0.9)

Net income from continuing operations	236.8	241.2	775.1	695.0
Net income from discontinued operations	2.3	5.3	9.1	13.3

Net income	$239.1	$246.5	$784.2	$708.3

Net income per share from continuing operations - basic	$1.70	$1.74	$5.56	$5.04
Net income per share from discontinued operations - basic	0.02	0.04	0.07	0.10

	$1.72	$1.78	$5.63	$5.14

Net income per share from continuing operations - diluted	$1.69	$1.72	$5.50	$4.96
Net income per share from discontinued operations - diluted	0.01	0.04	0.07	0.10

	$1.70	$1.76	$5.57	$5.06

Average common shares outstanding:
Basic	139.4	138.3	139.3	137.9
Diluted	140.3	140.4	140.8	140.1

	Three Months Ended		Nine Months Ended
	December 28, 2008	December 30, 2007	December 28, 2008	December 30, 2007
Sales by Segment
Investment Cast Products	$541.5	$540.9	$1,751.2	$1,581.4
Forged Products	702.8	771.6	2,300.4	2,358.1
Fastener Products	370.4	355.7	1,171.9	1,044.0

Total	$1,614.7	$1,668.2	$5,223.5	$4,983.5

Segment Operating Income (Loss) [3]
Investment Cast Products	$135.8	$131.6	$442.9	$376.8
Forged Products	154.8	169.1	490.7	515.0
Fastener Products	109.4	96.7	340.5	267.8
Corporate expense	(25.4)	(25.5)	(73.6)	(74.3)

Consolidated segment operating income	374.6	371.9	1,200.5	1,085.3
Restructuring and impairment [2]	11.8	—	11.8	—
Interest expense	4.4	11.4	13.9	40.4
Interest income	(2.4)	(1.3)	(6.9)	(4.1)

Income before income taxes and minority interest	$360.8	$361.8	$1,181.7	$1,049.0

[1]	Reported results for the three and nine months ended December 30, 2007 have been restated for discontinued operations.

[2]	During the third quarter of fiscal 2009, we recorded a restructuring and asset impairment charge of $11.8 million related primarily to headcount reductions across all segments.

[3]	Operating income represents earnings before interest, income taxes, restructuring and impairment.

PRECISION CASTPARTS CORP.

SELECTED BALANCE SHEET AND CASH FLOW STATISTICS

(Unaudited; in millions)

	December 28, 2008	March 30, 2008
Cash and Debt Balances
Cash	$276.9	$221.3
Total Debt	$312.3	$355.0
Shareholders’ Equity	$4,613.1	$4,045.0
Total Debt, as % of Total Capitalization	6.3%	8.1%
Working Capital Items[1]
Receivables, Net	$896.5	$1,013.3
Inventories	1,217.4	986.2
Accounts Payable	596.7	679.0

Total	$1,517.2	$1,320.5

	Three Months Ended
	December 28, 2008	December 30, 2007
Selected Cash Flow Items[1]
Depreciation and Amortization	$32.5	$32.0
Capital Expenditures	$45.8	$46.4
Acquisitions of Businesses	$469.5	$—

[1]	Reported results exclude discontinued operations; prior periods have been restated for discontinued operations.